EXHIBIT 99.1

SOBRsafe™ Makes School Bus Safety Debut with School BUSRide Cover Story

Leading Source of Innovative Technology and Solutions News for 20,300+ Industry Senior Leaders

Boulder, CO, February 10, 2021 – SOBR Safe, Inc. (OTC: SOBR) (SOBRsafe™), developers of the SOBRtech™ platform and its latest proprietary application, the non-invasive alcohol detection and screening system SOBRcheck™, announced today that it has been featured in a cover story in School BUSRide magazine, the Official Publication of the National Association for Pupil Transportation® (NAPT). The article, entitled “SOBRsafe™ Pioneers Alcohol Detection for Bus Drivers”, signals the formal introduction of the SOBRcheck™ student safety application to the industry’s 20,300+ senior leaders, ahead of the expected commercial launch of the devices in Q2 2021. View the cover and full issue here, or go directly to the article here.

As excerpted from the story,

With current capabilities and requirements, alcohol impairment can often go untracked at school bus operations – or tracked with very limited or random screening techniques. “Every parent treasures their child’s safety,” SOBRsafe CEO Kevin Moore said. “So we asked ourselves, ‘What if we had a solution that screens 100 percent of bus drivers before they can receive keys and operate a bus?’”

SOBRcheck™ is a patent-pending, proprietary device that provides touch-based identity verification and alcohol detection. The information that the device collects is immediately transmitted to supervisors via a user-friendly app. This process, Moore said, allows transportation managers, operation managers and other supervisors to make proactive decisions as opposed to reactive corrections.

When supervisors can proactively make critical decisions by using this data, it is going to improve productivity and save lives.

View a video of this transformative school bus safety solution here.

Regarding the article and product launch, SOBRsafe Chairman and Chief Revenue Officer Dave Gandini stated, “This is powerful third-party validation of our solution, and further evidence that the market seeks to innovate. Especially as bus drivers return to their routes in 2021 – in some cases with elevated alcohol consumption habits due to COVID - the need for uniform, preventative testing is mission critical. We look forward to partnering with school districts, private schools and transportation providers in the leadup to our Q2 commercial release.”

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About School BUSRide (www.school-busride.com)

As the Official Publication of the National Association for Pupil Transportation® , School BUSRide is the leading source of industry and association news for more than 20,300+ senior leaders of school districts, public and private schools, school transportation managers, private sector providers of K-12 school transportation service, driver trainers, maintenance directors and industry suppliers in the United States and Canada.

About National Association for Pupil Transportation® (www.napt.org)

The National Association for Pupil Transportation® (NAPT®) is the world’s premier market space for public and private student transportation service providers and the companies that provide valuable products and services to support safe school transportation. We believe transportation is integral to education, an invaluable component of a successful educational enterprise. Yellow school buses bring nearly 25 million children to and home from school every school day on regular route service; these buses also transport another 3 to 5 million children every school day on activity and field trips.

About SOBRsafe™ (www.sobrsafe.com)

The annual cost of alcohol abuse in the U.S. is $249 billion. Nearly half of all industrial accidents with injuries are alcohol-related, and workers with an alcohol problem are 270% more likely to have an accident. In response, publicly-traded SOBRsafe™ has developed a proprietary, touch-based identity verification, alcohol detection and cloud-based reporting system – SOBRtech™. SOBRtech™ is transferable across innumerable form factors, including personal wearables, stationary access control and even mobile for law enforcement. A preventative solution in a historically reactive industry, it is to be commercially deployed for school buses, commercial fleets, workplaces, managed care, young drivers and more. This patent-pending “Go/No Go” alcohol detection solution ensures that an intoxicated worker never takes the factory floor, or a driver the vehicle keys. An offender is immediately flagged, and the employer (or parent, rehab sponsor, etc.) is empowered to take the appropriate corrective actions.

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Forward Looking Statement

SOBR Safe, Inc.'s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements. Forward-looking statements can be identified by use of words such as "believe," "expect," "plan," "anticipate," and similar expressions. These forward-looking statements include risks associated with changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in SOBR Safe, Inc.'s filings with the Securities and Exchange Commission, including SOBRSafe, Inc.'s most recent Annual Report on Form 10-K.

Contact SOBR Safe, Inc.:

investor.relations@sobrsafe.com

RedChip Companies, Inc.
Dave Gentry
407.491.4498
dave@redchip.com

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